Exhibit 99.1

Combined Financial Statements

Transmission Business of Entergy Corporation and Subsidiaries

Years Ended December 31, 2012, 2011, and 2010

And Report of Independent Registered Public Accounting Firm

TABLE OF CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	4

COMBINED BALANCE SHEETS	5

COMBINED STATEMENTS OF INCOME	7

COMBINED STATEMENTS OF COMPREHENSIVE INCOME	8

COMBINED STATEMENTS OF CASH FLOWS	9

COMBINED STATEMENTS OF EQUITY	10

NOTES TO THE COMBINED FINANCIAL STATEMENTS	11

DEFINITIONS

Abbreviation or Acronym	Term
AFUDC	Allowance for Funds Used During Construction
APSC	Arkansas Public Service Commission
ASU	Accounting Standards Update issued by the FASB
City Council or Council	Council of the City of New Orleans, Louisiana
Entergy	Entergy Corporation and its direct and indirect subsidiaries
Entergy Corporation	Entergy Corporation, a Delaware corporation
Entergy Gulf States, Inc.	Predecessor company for financial reporting purposes to Entergy Gulf States Louisiana that included the assets and business operations of both Entergy Gulf States Louisiana and Entergy Texas
Entergy Gulf States Louisiana

Entergy Gulf States Louisiana, L.L.C., a company formally created as part of the jurisdictional separation of Entergy Gulf States, Inc. and the successor company to Entergy Gulf States, Inc. for financial reporting purposes. The term is also used to refer to the Louisiana jurisdictional business of Entergy Gulf States, Inc., as the context requires.

Entergy Services	Entergy Services, Inc., a wholly owned subsidiary that provides management, technical, advisory, operating, and administrative services to Entergy’s subsidiaries.
Entergy Texas

Entergy Texas, Inc., a company formally created as part of the jurisdictional separation of Entergy Gulf States, Inc. The term is also used to refer to the Texas jurisdictional business of Entergy Gulf States, Inc., as the context requires.

FASB	Financial Accounting Standards Board
FERC	Federal Energy Regulatory Commission
IRS	Internal Revenue Service
ISO	Independent System Operator
kV	Kilovolt
LPSC	Louisiana Public Service Commission
MISO	Midwest Independent Transmission System Operator, Inc., a regional transmission organization
MPSC	Mississippi Public Service Commission
PUCT	Public Utility Commission of Texas
RTO	Regional transmission organization
SEC	Securities and Exchange Commission
Utility	Entergy’s business segment that generates, transmits, distributes, and sells electric power, with a small amount of natural gas distribution

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Entergy Corporation and Subsidiaries

We have audited the accompanying combined balance sheets of the Transmission Business of Entergy Corporation and Subsidiaries (the “Business”) as of December 31, 2012 and 2011, and the related combined statements of income, comprehensive income, cash flows, and equity for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Business’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Business is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Business’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Business as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the combined financial statements, the Business is comprised of the assets and liabilities, and certain revenues and expenses, attributable to the transmission business of Entergy Corporation and Subsidiaries (“Entergy”). The combined financial statements also include revenue and expense allocations from Entergy. These combined financial statements are not indicative of the financial position, results of operations and cash flows that would have existed had the Business operated as a separate entity for the three years in the period ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

New Orleans, Louisiana
March 29, 2013

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

COMBINED BALANCE SHEETS

ASSETS

	(Amounts in thousands)
	December 31,
	2012	2011
Current Assets
Cash and cash equivalents	$1,237	$1,256
Accounts receivable, net	25,222	22,287
Materials and supplies - at average cost	38,071	28,372
Accumulated deferred income taxes	27,126	—
Total Current Assets	91,656	51,915
Property, Plant and Equipment
Utility plant in service	5,730,897	5,318,334
Construction work in progress	249,964	265,710
Total Property, Plant and Equipment	5,980,861	5,584,044
Less - Accumulated depreciation and amortization	(2,016,825)	(1,917,657)
Property, Plant and Equipment - Net	3,964,036	3,666,387
Regulatory and Other Assets
Regulatory asset for income taxes	172,580	166,468
Other regulatory assets	129,393	80,876
Other assets	51,337	49,758
Total Other Assets	353,310	297,102
TOTAL ASSETS	$4,409,002	$4,015,404

See notes to the combined financial statements

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

COMBINED BALANCE SHEETS

LIABILITIES AND EQUITY

	(Amounts in thousands)
	December 31,
	2012	2011
Current Liabilities
Accounts payable	$56,288	$62,156
Customer deposits	5,840	6,211
Taxes accrued	31,637	28,910
Pension and other postretirement liabilities	186	1,006
Other current liabilities	5,800	1,373
Total Current Liabilities	99,751	99,656
Non-Current liabilities
Accumulated deferred income taxes and taxes accrued	1,046,575	860,265
Accumulated deferred investment tax credits	16,884	17,805
Regulatory liabilities	67,585	58,899
Pension and other postretirement liabilities	131,039	96,896
Other non-current liabilities	29,143	19,418
Total Non -Current Liabilities	1,291,226	1,053,283
Total Liabilities	1,390,977	1,152,939
Equity
Net parent investment	3,022,214	2,865,008
Accumulated other comprehensive loss	(4,189)	(2,543)
Total Equity	3,018,025	2,862,465
TOTAL LIABILITIES AND EQUITY	$4,409,002	$4,015,404

See notes to the combined financial statements

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

COMBINED STATEMENTS OF INCOME

	(Amounts in thousands)
	For the Years Ended December 31,
	2012	2011	2010
Operating Revenues	$639,961	$652,792	$631,742
Operating Expenses
Operation and maintenance:
Operation expenses	169,050	171,465	163,200
Maintenance expenses	44,853	47,464	48,913
Taxes other than income taxes	49,286	45,751	42,052
Depreciation and amortization	147,384	132,302	127,738
Total Operating Expenses	410,573	396,982	381,903
Operating income	229,388	255,810	249,839
Other Income
Allowance for equity funds used during construction	10,754	15,122	8,388
Miscellaneous other income (expense) - net	1,480	1,599	(1,459)
	12,234	16,721	6,929
Interest Expense
Interest expense	84,671	71,516	83,995
Allowance for borrowed funds used during construction	(5,505)	(8,269)	(4,954)
Total Interest Expense	79,166	63,247	79,041
Income before Income Taxes	162,456	209,284	177,727
Income taxes	51,707	74,460	67,166
NET INCOME	$110,749	$134,824	$110,561

See notes to the combined financial statements

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

	For the Years Ended December 31,
	2012	2011	2010
Net income	$110,749	$134,824	$110,561
Other comprehensive income (loss)
Pension and other postretirement liabilities (net of tax of $948, $717, and ($224))	(1,646)	(841)	447
Total other comprehensive income (loss)	(1,646)	(841)	447
TOTAL COMPREHENSIVE INCOME	$109,103	$133,983	$111,008

See notes to the combined financial statements

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

COMBINED STATEMENTS OF CASH FLOWS

	(Amounts in thousands)
	For the Years Ended December 31,
	2012	2011	2010
Operating Activities
Net income	$110,749	$134,824	$110,561
Adjustments to reconcile net income to net cash flow provided by operating activities:
Depreciation and amortization	147,384	132,302	127,738
Deferred income taxes, investment tax credits, and non-current taxes accrued	158,313	57,400	26,948
Allowance for equity funds used during construction	(10,754)	(15,122)	(8,388)
Changes in working capital:
Receivables	(2,935)	5,510	(1,817)
Accounts payable	(5,868)	(15,657)	31,045
Taxes accrued	2,727	2,503	2,458
Other working capital accounts	(5,643)	1,492	(84)
Change in regulatory assets	(54,629)	(51,586)	16,195
Change in pension and other postretirement liabilities	33,323	44,634	(15,474)
Change in other long-term liabilities	9,725	(46,194)	(38,531)
Other assets and liabilities	5,189	(11,862)	28,011
Net cash flow provided by (used in) operating activities	387,581	238,244	278,662
Investing Activities
Construction/capital expenditures	(434,057)	(415,621)	(377,781)
Net cash flow used in investing activities	(434,057)	(415,621)	(377,781)
Financing Activities
Contribution from Parent, net	46,457	177,385	99,421
Net cash flow provided by financing activities	46,457	177,385	99,421
Net increase (decrease) in cash and cash equivalents	(19)	8	302
Cash and cash equivalents at beginning of period	1,256	1,248	946
Cash and cash equivalents at end of period	$1,237	$1,256	$1,248
Supplemental Disclosure of Cash Flow Information
Interest paid (considered remitted to Parent in the period recorded)	$84,671	$71,516	$83,995
Current income taxes paid (considered remitted to Parent in the period recorded)	$2,202	$17,060	$40,218

See notes to the combined financial statements

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

COMBINED STATEMENTS OF EQUITY

	(Amounts in thousands)
	For the Years Ended December 31,
		Accumulated
		Other
	Net Parent	Comprehensive
	Investment	Loss	Total Equity
Balance at December 31, 2009	$2,342,817	$(2,149)	$2,340,668
Net income	110,561	—	110,561
Pension and other postretirement liabilities	—	447	447
Transactions with parent - net	99,421	—	99,421
Balance at December 31, 2010	2,552,799	(1,702)	2,551,097
Net income	134,824	—	134,824
Pension and other postretirement liabilities	—	(841)	(841)
Transactions with parent - net	177,385	—	177,385
Balance at December 31, 2011	2,865,008	(2,543)	2,862,465
Net income	110,749	—	110,749
Pension and other postretirement liabilities	—	(1,646)	(1,646)
Transactions with parent - net	46,457	—	46,457
Balance at December 31, 2012	$3,022,214	$(4,189)	$3,018,025

See notes to the combined financial statements

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS

1. BACKGROUND AND BASIS OF PRESENTATION

Background

In December 2011, Entergy announced that its board of directors approved a plan to spin off its transmission business (“Entergy Transmission” or the “Business”) and merge it with a newly formed subsidiary of ITC Holdings Corp, (ITC). The Business is not currently a separate stand-alone legal entity, and consists of the interconnected transmission lines at voltages of 69kV and above and the associated substations and other property and equipment that make up the electric transmission operations of the following companies (collectively referred to as the Utility operating companies):

•                     Entergy Arkansas, Inc. (“Entergy Arkansas”),

•                     Entergy Gulf States Louisiana, L.L.C. (“Entergy Gulf States Louisiana”),

•                     Entergy Louisiana, LLC (“Entergy Louisiana”),

•                     Entergy Mississippi, Inc. (“Entergy Mississippi”),

•                     Entergy New Orleans, Inc. (“Entergy New Orleans”), and

•                     Entergy Texas, Inc. (“Entergy Texas”).

The Utility operating companies’ electric utility businesses consist of integrated generation, transmission, distribution, and electric power sales operations.

Entergy plans to contribute the Business to Mid South TransCo LLC (“TransCo”), a wholly owned subsidiary of Entergy, and to spin-off TransCo and merge it with the newly formed ITC subsidiary in a tax-free, all-stock transaction, which will result in Entergy’s shareholders holding at least 50.1% of ITC’s common stock. The transaction is expected to be completed in 2013 subject to the satisfaction of certain closing conditions, including obtaining the necessary approvals of Entergy’s state and local regulators, the FERC, and ITC shareholders.

Basis of Presentation

Entergy did not account for the Business, and the Business was not operated, as a stand-alone company for the periods presented. The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) from the accounting records of Entergy using the historical results of operations and cost basis of the assets and liabilities of Entergy that comprise the Business. The Business’s financial statements present the historical financial position, results of operations, and cash flows of the transmission-related business of Entergy’s Utility operating segment as it has been historically operated and regulated, and are not indicative of the financial position, results of operations, or net cash flows that would have existed had the Business operated as an independent stand-alone company for the three years ended December 31, 2012.

The accompanying combined financial statements include assets and liabilities that are specifically attributable to the Business, and revenues and costs directly related to the operations and maintenance of the Business. The Business also receives services and support functions from Entergy. The Business’s operations are dependent on Entergy’s ability to perform these services and support functions which include accounting, finance, investor relations, planning, legal, communications, governmental and regulatory affairs, and human resources, as well as information technology services and other shared services such as corporate security, facilities management, office support services, and purchasing and logistics.

Specific identification of transmission-related costs and various allocation methodologies were used to disaggregate service and support functions between the Business and Entergy’s non-transmission operations. Costs were primarily allocated based on either the Business’s share of revenue, net plant-in-service, or payroll expense, depending on the nature of the costs. Interest expense was calculated using a methodology that allocated to the Business financing costs from Entergy in proportion to the Business’s share of utility plant assets. The Business believes this method of allocating interest expense produces reasonable results because funding utility plant investments is a significant factor in determining the amount of debt outstanding at Entergy’s Utility operating companies. Taxes other than income for the Business consist of ad valorem and payroll taxes. Ad valorem taxes accrued were allocated based on net plant balances because these tax obligations are primarily property based. Payroll taxes were allocated to the Business based on payroll and incentive dollars allocated to the

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Business. Depreciation and AFUDC were identified based on actual depreciation and AFUDC recorded for identified transmission assets. For 2012, 2011, and 2010, revenues were either specifically identified with the Business for Utility customers who were charged transmission-specific rates or were allocated to the Business for Utility customers that were not charged transmission-specific rates. This revenue allocation was done by unbundling the revenue related to the Business from total Entergy Utility revenue based on the underlying transmission-specific proportion of the Utility operating companies’ cost of service. Management believes that these allocation methodologies are appropriate and reasonable.

Entergy has provided the necessary capital to finance the Business’s operations. Net parent investment on the combined balance sheet represents the amount of capital investments made by Entergy in its transmission-related operations, the Business’s accumulated net earnings after taxes, and the net effect of transactions with and allocations from Entergy. All Entergy funding to the Business since inception has been accounted for as capital contributions from Entergy and all cash remittances from the Business to Entergy have been accounted for as distributions to Entergy. None of Entergy’s outstanding indebtedness can be specifically identified with the Business, but interest expense was allocated as described above. For all periods presented, the Business had net positive operating cash flow, which has been accounted for as distributions to Entergy.

The combined financial statements and the related financial statement disclosures reflect all normal recurring adjustments that are, in the opinion of management, necessary to present fairly the financial position and results of operations for the respective periods.

2. SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS

Significant accounting policies

Use of Estimates — The preparation of the combined financial statements in accordance with US GAAP requires the use of estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from the estimates. In addition to these estimates, see Note 1 for a discussion of the estimates used and methodologies employed to derive the Business’s historical financial statements.

Accounting for the Effects of Regulation — The Business is a rate-regulated enterprise with rates that meet three criteria specified in accounting standards. The Business has rates that (i) are approved by a body (its regulators) empowered to set rates that bind customers; (ii) are cost-based; and (iii) can be charged to and collected from customers. Because the Business meets each of these criteria, it records regulatory assets or regulatory liabilities to reflect future cost recoveries or credits, respectively, that it has a right or potential obligation to pass through to its customers. Regulatory assets represent capitalized costs that would otherwise be charged to expense that are probable of being recovered in future revenue based on the rate actions of the Business’s regulators. Regulatory liabilities represent amounts collected in rates to cover costs that are expected to be incurred in the future and are liabilities until such time as the costs are incurred.

Revenues — Entergy’s Utility operating companies transmit electric power primarily to retail customers in Arkansas, Louisiana, Mississippi, and Texas. The Business recognizes revenue from electric power sales when Entergy delivers the power to customers. Revenue is recorded from sales under rates implemented subject to refund less estimated amounts accrued for probable refunds when it is probable that revenues will be refunded to customers based upon the status of the rate proceeding as of the date the financial statements are prepared. Revenues were either specifically identified with the Business or allocated to the Business based on the methodology discussed in Note 1.

Property, Plant and Equipment — Property, plant, and equipment is stated at original cost and primarily consists of transmission station equipment, towers, poles, and lines. Depreciation is computed on the straight-line basis at rates based on the applicable estimated service lives. Depreciation rates on average depreciable property for the Business’s property, plant, and equipment approximated 2.20% in 2012, 2.15% in 2011, and 2.11% in 2010. The portion of depreciation expense related to asset removal costs is added to regulatory liabilities and removal costs incurred are deducted from regulatory liabilities. The original cost of plant retired or removed, less salvage, is charged to accumulated depreciation. Normal maintenance,

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS

repairs, and minor replacement costs are charged to operating expenses. Construction expenditures included in accounts payable are $15.8 million at December 31, 2012, and $22.2 million at December 31, 2011. Substantially all of the Business’s property, plant, and equipment is subject to the Utility operating companies’ mortgage liens.

Removal costs — In accordance with ratemaking treatment and as required by regulatory accounting standards, the depreciation provisions for the Business include a component for removal costs that are not asset retirement obligations under US GAAP. The Business has recorded the following regulatory assets or liabilities to reflect the difference between incurred removal costs and estimated removal costs recovered in rates:

	(In thousands)
	December 31,
	2012	2011
Regulatory Assets
Entergy Mississippi	$4,096	$1,536
Entergy Texas	—	493
Total	$4,096	$2,029
Regulatory Liabilities
Entergy Arkansas	$19,908	$21,187
Entergy Gulf States Louisiana	13,777	10,831
Entergy Louisiana	30,626	26,346
Entergy New Orleans	529	535
Entergy Texas	2,745	—
Total	$67,585	$58,899

See Note 3 for further information on removal costs.

Allowance for Funds Used During Construction (“AFUDC”) — AFUDC represents the approximate net composite interest cost of borrowed funds and a reasonable return on the equity funds used for construction by the Business. AFUDC increases both the plant balance and earnings and is realized in cash through depreciation provisions included in the rates charged to customers. The average rates for AFUDC are as follows:

	2012	2011	2010
Debt Weighted Percentage	2.89%	3.00%	3.17%
Equity Weighted Percentage	5.29%	5.34%	5.16%

Contributions in Aid of Construction — Third parties reimburse the Business for all or a portion of expenditures for certain transmission capital projects. The Business collects a contribution in aid of construction from the third party for the cost of the facilities and offsets the contribution against the plant investment recorded to property, plant and equipment. If a tax gross-up applies, the Business recognizes the gross-up as income as construction progresses.

Income Taxes — The Business does not file a tax return and is included in Entergy’s consolidated tax return. The income tax provision included in the Business’s financial statements is calculated based on a separate return methodology as if the Business was a separate taxpayer.

Deferred income taxes are recognized for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the differences between the financial statements and tax bases of various assets and liabilities using the tax rates expected to be in effect for the year in which the differences are expected to reverse.

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS

The Business does not maintain income taxes payable to/from Entergy and deems that the annual current tax balances will be settled immediately with the legal tax-paying entities in the respective jurisdictions. These deemed settlements are reflected as changes in net parent investment. Accrued taxes on the balance sheet represent accrued payroll and ad valorem taxes.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates in the period in which the tax or rate was enacted.

Investment tax credits are deferred and amortized based upon the average useful life of the related property, in accordance with ratemaking treatment.

Taxes Imposed on Revenue-Producing Transactions — Governmental authorities assess taxes that are both imposed on and concurrent with a specific revenue-producing transaction between a seller and a customer, including, but not limited to, sales, use, value-added, and some excise taxes. The Business presents these taxes on a net basis, excluding them from revenues, unless required to report them differently by a regulatory authority.

Share-Based Payment — Entergy grants stock options and restricted stock to key employees, including certain of the Business’s employees, which is described more fully in Note 8 to the financial statements. The Business accounts for stock options and restricted stock using the fair value-based method. Awards under Entergy’s plans vest over three years.

Fair Values — The estimated fair values of the Business’s financial instruments held in pension and postretirement benefit plans are determined using bid prices and market quotes. Considerable judgment is required in developing the estimates of fair value. Therefore, the estimates are not necessarily indicative of the amounts that the Business could realize in a current market exchange. The carrying amounts of current assets and liabilities approximate fair value.

Cash and Cash Equivalents — The Business considers all unrestricted highly-liquid temporary investments with an original maturity of three months or less at the date of purchase to be cash equivalents, including cash and special deposits. Cash and cash equivalents on the balance sheet represent bank accounts specifically identifiable with the Business and special deposits held by the Business to construct transmission improvements for customers.

Impairment of Long-Lived Assets — Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If the carrying amount of the asset exceeds the expected undiscounted future cash flows generated by the asset, an impairment loss is recognized resulting in the asset being written down to its estimated fair value. No impairments were recorded during the periods covered by these financial statements.

Goodwill — The Business has goodwill recorded relating to Entergy’s acquisition of Gulf States Utilities Company in 1993. The goodwill was allocated to the Business based on the estimated fair values of the Business and Entergy’s Utility business at the time of the acquisition. Goodwill is not subject to amortization, but is instead tested annually for impairment and whenever facts or circumstances indicate that the carrying amounts may not be recoverable. Fair value valuation techniques such as discounted future cash flows and estimates of market-based valuation multiples are used for these assessments. To date our analysis shows that no impairment exists, nor does management believe there is material risk of impairment in the near term. There were no events subsequent to 2012 that indicated impairment of the goodwill. Goodwill of $38 million is included in other assets on the Business’s combined balance sheet for both periods presented.

Subsequent Events

The Business evaluated subsequent events through March 29, 2013, the date the financial statements were available to be issued.

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS

New Accounting Pronouncements

The accounting standard-setting process, including projects between the FASB and the International Accounting Standards Board (IASB) to converge US GAAP and International Financial Reporting Standards (IFRSs), is ongoing and the FASB and the IASB are each currently working on several projects that have not yet resulted in final pronouncements. Final pronouncements that result from these projects could have a material effect on the Business’s future net income, financial position, or cash flows.

3. RATE AND REGULATORY MATTERS

Regulatory Asset for Income Taxes

Accounting standards for income taxes provide that a regulatory asset be recorded if it is probable that the currently determinable future increase in regulatory income tax expense will be recovered from customers through future rates. The primary source of the Business’s regulatory asset for income taxes is book depreciation of AFUDC equity that has been capitalized to property, plant and equipment but for which there is no corresponding tax basis. AFUDC equity is a component of property, plant and equipment that is included in rate base when the plant is placed in service.

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Other Regulatory Assets and Liabilities

The following tables summarize the regulatory asset and liability balances at December 31, 2012 and 2011:

Other Regulatory Assets

	(In thousands)
	2012	2011
Pensions and postretirement benefits- (Note 7)(a)	$101,097	$78,420
Removal costs - recovered through depreciation rates- (Note 2)(a)	4,096	2,029
Deferred MISO costs (b)	23,369	—
Other regulatory assets	831	427
TOTAL	$129,393	$80,876

(a) Does not earn a return on investment but the pensions and postretirement benefits regulatory asset is offset by related liabilities.

(b) The FERC, LPSC, and City Council approved the deferral for future recovery of the costs incurred related to the transition and implementation of joining the MISO RTO.

Other Regulatory Liabilities

	(In thousands)
	2012	2011
Removal costs - accumulated through depreciation rates (Note 2)	$67,585	$58,899
TOTAL	$67,585	$58,899

Regulatory Rate Proceedings

The Business is a component of the Utility business of Entergy, and the revenues specifically identified with or allocated to the Business are affected by the regulatory proceedings that affect the Utility operating companies’ rates and resulting revenues. The Utility’s rate proceedings and cost recoveries included the Business as a part of Entergy’s integrated Utility operations.

Open Access Transmission Tariff (OATT)

The OATT determines the service charges for Point-to-Point Transmission and Network Integration Transmission Service for the use of Entergy’s transmission facilities. These rates are updated and filed annually with the FERC in May of each year based on actual data for the immediately preceding calendar year. The Business has recorded provisions for the estimated outcome of these proceedings.

In May 2012, Entergy submitted the 2012 annual rate update under the Entergy OATT, which reflected an estimated increase in revenues of approximately $5 million. The update adjusts the charges applicable for OATT service from June 2012 through May 2013 based on historical 2011 cost data and other actual historical inputs. In September 2012, five parties filed a complaint challenging the rates and charges proposed by Entergy on various grounds. In October 2012, Entergy filed an answer to the complaint responding to the complainants’ allegations and asking that the complaint be dismissed. In January 2013 the FERC issued an order setting the rates for hearing and establishing settlement judge proceedings. A hearing

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS

has not been scheduled and on February 14, 2013, the settlement judge recommended that settlement judge proceedings continue.

In May 2011, Entergy submitted the 2011 annual rate update under the Entergy OATT, which reflected an estimated increase in revenues of approximately $8 million. The update adjusts the charges applicable for OATT service for June 2011 through May 2012 based on historical 2010 cost data and other actual historical inputs. In September 2011 five parties filed a complaint challenging the rates and charges proposed by Entergy on various grounds. In October 2011, Entergy filed an answer to the complaint responding to the complainants’ allegations and asking that the complaint be dismissed. In January 2012 the FERC issued an order setting the rates for hearing and establishing settlement judge proceedings. A hearing has not been scheduled and on February 21, 2013, the settlement judge recommended that settlement judge proceedings continue.

Retail Rate Proceedings

The following chart summarizes the authorized returns on common equity incorporated in the Utility operating companies’ retail base rates effective as of December 31, 2012:

Authorized
Return on
Common
Company	Equity
Entergy Arkansas	10.2%
Entergy Gulf States Louisiana	9.9% - 11.4%
Entergy Louisiana	9.45% - 11.05%
Entergy Mississippi	9.88% - 12.01%
Entergy New Orleans	10.7% - 11.5%
Entergy Texas	9.8%

Filings with the APSC

In September 2009, Entergy Arkansas filed with the APSC for a general change in rates, charges, and tariffs. In June 2010 the APSC approved a settlement and subsequent compliance tariffs that provide for a $63.7 million rate increase, effective for bills rendered for the first billing cycle of July 2010. The settlement provides for a 10.2% return on common equity.

In March 2013, Entergy Arkansas filed with the APSC for a general change in rates, charges, and tariffs. Entergy Arkansas requested a $174 million base rate increase that would become effective by January 2014, including $49 million of revenue being transferred from collection in riders to base rates. The filing requests a 10.4% return on common equity. The APSC Staff has requested a procedural schedule that includes hearings in the proceeding beginning in October 2013.

Formula Rate Plan Filings with the LPSC

Entergy Gulf States Louisiana

In October 2009 the LPSC approved a settlement that resolved Entergy Gulf States Louisiana’s 2007 test year filing and provided for a formula rate plan for the 2008, 2009, and 2010 test years. 10.65% is the target midpoint return on equity for the formula rate plan, with an earnings bandwidth of +/- 75 basis points (9.90% - 11.40%). Entergy Gulf States Louisiana, effective with the November 2009 billing cycle, reset its rates to achieve a 10.65% return on equity for the 2008 test year. The rate reset, a $44.3 million increase that includes a $36.9 million cost of service adjustment, plus $7.4 million net for increased capacity costs and a base rate reclassification, was implemented for the November 2009 billing cycle, and

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS

the rate reset was subject to refund pending review of the 2008 test year filing that was made in October 2009. In May 2010, Entergy Gulf States Louisiana and the LPSC staff submitted a joint report on the 2008 test year filing and requested that the LPSC accept the report, which resulted in a $0.8 million reduction in rates effective in the June 2010 billing cycle and a $0.5 million refund. At its May 19, 2010 meeting, the LPSC accepted the joint report.

In May 2010, Entergy Gulf States Louisiana made its formula rate plan filing with the LPSC for the 2009 test year. The filing reflected a 10.25% return on common equity, which is within the allowed earnings bandwidth, indicating no cost of service rate change is necessary under the formula rate plan. In August 2010, Entergy Gulf States Louisiana made a revised 2009 test year filing. The revised filing reflected a 10.12% earned return on common equity, which is within the allowed earnings bandwidth resulting in no cost of service adjustment. Entergy Gulf States Louisiana and the LPSC staff subsequently submitted a joint report on the 2009 test year filing and the LPSC approved the joint report in January 2011.

In May 2011, Entergy Gulf States Louisiana made its formula rate plan filing with the LPSC for the 2010 test year. The filing reflected an 11.11% earned return on common equity, which is within the allowed earnings bandwidth, indicating no cost of service rate change is necessary under the formula rate plan. Entergy Gulf States Louisiana and the LPSC Staff subsequently filed a joint report that also stated that no cost of service rate change is necessary under the formula rate plan, and the LPSC approved it in October 2011.

In November 2011 the LPSC approved a one-year extension of Entergy Gulf States Louisiana’s formula rate plan. In May 2012, Entergy Gulf States Louisiana made its formula rate plan filing with the LPSC for the 2011 test year. The filing reflected an 11.94% earned return on common equity, which is above the earnings bandwidth and would indicate a $6.5 million cost of service rate change was necessary under the formula rate plan. Subsequently, in August 2012, Entergy Gulf States Louisiana submitted a revised filing that reflected an earned return on common equity of 11.86% indicating a $5.7 million cost of service rate decrease is necessary under the formula rate plan. The rate reduction was implemented, subject to refund, effective for bills rendered the first billing cycle of September 2012. The 2011 test year filings remain subject to LPSC review.

In connection with its decision to extend the formula rate plan to the 2011 test year, the LPSC required that a base rate case be filed by Entergy Gulf States Louisiana, and the required filing was made on February 15, 2013. Recognizing that the final structure of Entergy Gulf States Louisiana’s transmission business has not been determined, the filing presents two alternative scenarios for the LPSC to establish the appropriate level of rates for Entergy Gulf States Louisiana. Under its primary request, Entergy Gulf States Louisiana assumes that it has completed integration into MISO and that the spin-off and merger of its transmission business with a subsidiary of ITC Holdings has occurred, and therefore rates implemented under that scenario would not apply to the Business. Under the alternative request contained in its filing, Entergy Gulf States Louisiana assumes that it has completed integration into MISO, but that the spin-off and merger of its transmission business with a subsidiary of ITC Holdings has not occurred (the MISO-Only Scenario). Under the MISO-Only Scenario, Entergy Gulf States Louisiana requests:

•                  authorization to increase the revenue it collects from customers by approximately $24 million;

•                  an authorized return on common equity of 10.4%;

•                  authorization to increase depreciation rates embedded in the proposed revenue requirement; and,

•                  authorization to implement a three-year formula rate plan with a midpoint return on common equity of 10.4%, plus or minus 75 basis points (the deadband), that would provide a means for the annual re-setting of rates (commencing with calendar year 2013 as its first test year), that would include a mechanism to recover incremental transmission revenue requirement on the basis of a forward-looking test year as compared to the initial base year of 2014 with an annual true-up, that would retain the primary aspects of the prior formula rate plan, including a 60% to customers/40% to Entergy Gulf States Louisiana sharing mechanism for earnings outside the deadband, and a capacity rider mechanism that would permit recovery of incremental capacity additions approved by the LPSC.

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Entergy Louisiana

In October 2009 the LPSC approved a settlement that resolved Entergy Louisiana’s 2006 and 2007 test year filings and provided for a new formula rate plan for the 2008, 2009, and 2010 test years. 10.25% is the target midpoint return on equity for the formula rate plan, with an earnings bandwidth of +/- 80 basis points (9.45% - 11.05%).

Entergy Louisiana was permitted, effective with the November 2009 billing cycle, to reset its rates to achieve a 10.25% return on equity for the 2008 test year. The rate reset, a $2.5 million increase that included a $16.3 million cost of service adjustment less a $13.8 million net reduction for decreased capacity costs and a base rate reclassification, was implemented for the November 2009 billing cycle, and the rate reset was subject to refund pending review of the 2008 test year filing that was made in October 2009. In April 2010, Entergy Louisiana and the LPSC staff submitted a joint report on the 2008 test year filing and requested that the LPSC accept the report, which resulted in a $0.1 million reduction in rates effective in the May 2010 billing cycle and a $0.1 million refund. At its April 21, 2010 meeting, the LPSC accepted the joint report.

In May 2010, Entergy Louisiana made its formula rate plan filing with the LPSC for the 2009 test year. The filing reflected a 10.82% return on common equity, which is within the allowed earnings bandwidth, indicating no cost of service rate change is necessary under the formula rate plan. In August 2010, Entergy Louisiana made a revised 2009 test year formula rate plan filing. The revised filing reflected a 10.82% earned return on common equity, which is within the allowed earnings bandwidth resulting in no cost of service adjustment. The rates reflected in the revised filing became effective beginning with the first billing cycle of September 2010. Entergy Louisiana and the LPSC staff subsequently submitted a joint report on the 2009 test year filing consistent with these terms and the LPSC approved the joint report in December 2010.

In May 2011, Entergy Louisiana made its formula rate plan filing with the LPSC for the 2010 test year. The filing reflected an 11.07% earned return on common equity, which is just outside of the allowed earnings bandwidth and results in no cost of service rate change under the formula rate plan. Entergy Louisiana and the LPSC Staff subsequently filed a joint report that reflects an 11.07% earned return and results in no cost of service rate change under the formula rate plan, and the LPSC approved the joint report in October 2011.

In November 2011 the LPSC approved a one-year extension of Entergy Louisiana’s current formula rate plan. In May 2012, Entergy Louisiana made its formula rate plan filing with the LPSC for the 2011 test year. The filing reflected a 9.63% earned return on common equity, which is within the earnings bandwidth and results in no cost of service rate change under the formula rate plan. In August 2012, Entergy Louisiana submitted a revised filing that reflects an earned return on common equity of 10.38%, which is still within the earnings bandwidth, resulting in no cost of service rate change. The 2011 test year filings remain subject to LPSC review.

In connection with its decision to extend the formula rate plan to the 2011 test year, the LPSC required that a base rate case be filed by Entergy Louisiana, and the required filing was made on February 15, 2013. Recognizing that the final structure of Entergy Louisiana’s transmission business has not been determined, the filing presents two alternative scenarios for the LPSC to establish the appropriate level of rates for Entergy Louisiana. Under its primary request, Entergy Louisiana assumes that it has completed integration into MISO and that the spin-off and merger of its transmission business with a subsidiary of ITC Holdings has occurred, and therefore rates implemented under that scenario would not apply to the Business. Under the alternative request contained in its filing, Entergy Louisiana assumes that it has completed integration into MISO, but that the spin-off and merger of its transmission business with a subsidiary of ITC Holdings has not occurred (the MISO-Only Scenario). Under the MISO-Only Scenario, Entergy Louisiana requests:

•                  authorization to increase the revenue it collects from customers by approximately $145 million;

•                  an authorized return on common equity of 10.4%;

•                  authorization to increase depreciation rates embedded in the proposed revenue requirement; and,

•                  authorization to implement a three-year formula rate plan with a midpoint return on common equity of 10.4%, plus or minus 75 basis points (the deadband), that would provide a means for the annual re-setting of rates (commencing with calendar year 2013 as its first test year), that would include a mechanism to recover incremental transmission

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS

revenue requirement on the basis of a forward-looking test year as compared to the initial base year of 2014 with an annual true-up, that would retain the primary aspects of the prior formula rate plan, including a 60% to customers/40% to Entergy Louisiana sharing mechanism for earnings outside the deadband, and a capacity rider mechanism that would permit recovery of incremental capacity additions approved by the LPSC.

Formula Rate Plan Filings with the MPSC

In September 2009, Entergy Mississippi filed with the MPSC proposed modifications to its formula rate plan rider. In March 2010 the MPSC issued an order: (1) providing the opportunity for a reset of Entergy Mississippi’s return on common equity to a point within the formula rate plan bandwidth and eliminating the 50/50 sharing that had been in the plan, (2) modifying the performance measurement process, and (3) replacing the revenue change limit of two percent of revenues, which was subject to a $14.5 million revenue adjustment cap, with a limit of four percent of revenues, although any adjustment above two percent requires a hearing before the MPSC. The MPSC did not approve Entergy Mississippi’s request to use a projected test year for its annual scheduled formula rate plan filing and, therefore, Entergy Mississippi will continue to use a historical test year for its annual evaluation reports under the plan.

In March 2010, Entergy Mississippi submitted its 2009 test year filing, its first annual filing under the new formula rate plan rider. In June 2010 the MPSC approved a joint stipulation between Entergy Mississippi and the Mississippi Public Utilities Staff that provides for no change in rates.

In March 2011, Entergy Mississippi submitted its formula rate plan 2010 test year filing. The filing reflected an earned return on common equity of 10.65% for the test year, which is within the earnings bandwidth and resulted in no change in rates. In November 2011 the MPSC approved a joint stipulation between Entergy Mississippi and the Mississippi Public Utilities Staff that provides for no change in rates.

In March 2012, Entergy Mississippi submitted its formula rate plan 2011 test year filing. The filing shows an earned return on common equity of 10.92% for the test year, which is within the earnings bandwidth and results in no change in rates. In February 2013 the MPSC approved a joint stipulation between Entergy Mississippi and the Mississippi Public Utilities Staff that provides for no change in rates.

In March 2013, Entergy Mississippi submitted its formula rate plan 2012 test year filing. The filing requests a $36.3 million revenue increase to reset Entergy Mississippi’s return on common equity to 10.55%, which is a point within the formula rate plan bandwidth. The formula rate plan calls for new rates to be implemented in June 2013 (or in July 2013 if any part of the filing is disputed by the Mississippi Public Utilities Staff). The filing is currently subject to MPSC review.

Formula Rate Plan Filings with the City Council

In April 2009 the City Council approved a new three-year formula rate plan for Entergy New Orleans, with terms including an 11.1% benchmark electric return on common equity (ROE) with a +/- 40 basis point bandwidth. Earnings outside the bandwidth reset to the midpoint benchmark ROE, with rates changing on a prospective basis depending on whether Entergy New Orleans is over- or under-earning.

In May 2010, Entergy New Orleans filed its electric formula rate plan evaluation report. The filing requested a $12.8 million electric base revenue decrease. Entergy New Orleans and the City Council’s Advisors reached a settlement that resulted in an $18.0 million electric base revenue decrease effective with the October 2010 billing cycle. The City Council approved the settlement in November 2010.

In May 2011, Entergy New Orleans filed its electric formula rate plan evaluation report for the 2010 test year. The filings requested a $6.5 million electric rate decrease. Entergy New Orleans and the City Council’s Advisors reached a settlement that results in an $8.5 million incremental electric rate decrease. The City Council approved the settlement in September 2011. The new rates were effective with the first billing cycle of October 2011.

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS

In May 2012, Entergy New Orleans filed its electric formula rate plan evaluation report for the 2011 test year. The filing requests a $3.0 million electric base revenue increase. Subsequent adjustments agreed upon with the City Council Advisors indicate a $4.9 million electric base revenue increase as necessary under the formula rate plan. As part of the original filing, Entergy New Orleans is also requesting to increase annual funding for its storm reserve by approximately $5.7 million for the next five years. On September 26, 2012, Entergy New Orleans made a filing with the City Council that implemented the $4.9 million electric formula rate plan rate increase. The new rates were effective with the first billing cycle in October 2012. The new rates have not affected the net amount of Entergy New Orleans’s operating revenues. In October 2012 the City Council approved a procedural schedule to resolve disputed items that includes a hearing in April 2013. The rates implemented in October 2012 are subject to retroactive adjustments depending on the outcome of the proceeding. The City Council has not yet acted on Entergy New Orleans’s request for an increase in storm reserve funding. Entergy New Orleans’s formula rate plan ended with the 2011 test year and has not yet been extended.

Filings with the PUCT and Texas Cities

2009 Rate Case

In December 2009, Entergy Texas filed a rate case requesting a $198.7 million increase reflecting an 11.5% return on common equity based on an adjusted June 2009 test year. Beginning in May 2010, Entergy Texas implemented a $17.5 million interim rate increase, subject to refund. The parties filed a settlement in August 2010 intended to resolve the rate case proceeding. The settlement provides for a $59 million base rate increase for electricity usage beginning August 15, 2010, with an additional increase of $9 million for bills rendered beginning May 2, 2011. The settlement stipulates an authorized return on equity of 10.125%. The PUCT approved the settlement in December 2010.

2011 Rate Case

In November 2011, Entergy Texas filed a rate case requesting a $112 million base rate increase reflecting a 10.6% return on common equity based on an adjusted June 2011 test year. On April 3, 2012 the PUCT Staff filed direct testimony recommending a base rate increase of $66 million and a 9.6% return on common equity. The PUCT Staff, however, subsequently filed a statement of position in the proceeding indicating that it was still evaluating the position it will ultimately take in the case regarding the Entergy Texas’s recovery of purchased power capacity costs and Entergy Texas’s proposal to defer its MISO transition expenses. On April 13, 2012, Entergy Texas filed rebuttal testimony indicating a revised request for a $105 million base rate increase. A hearing was held in late-April through early-May 2012.

In September 2012 the PUCT issued an order approving a $28 million rate increase, effective July 2012. The order includes a finding that “a return on common equity (ROE) of 9.80 percent will allow Entergy Texas a reasonable opportunity to earn a reasonable return on invested capital.” The order also provides for increases in depreciation rates and the annual storm reserve accrual. The order also excluded from rate recovery capitalized financially-based incentive compensation and included $1.6 million of MISO transition expense in base rates. Entergy Texas filed a motion for rehearing regarding several issues in the PUCT’s order on October 4, 2012. Several other parties have also filed motions for rehearing of the PUCT’s order. The PUCT subsequently denied rehearing of substantive issues. Several parties, including Entergy Texas, have appealed the PUCT’s order to the Travis County District Court.

4.              TRANSACTIONS WITH AFFILIATES

The Business receives management, administrative, accounting, legal, engineering, and other services from Entergy Services, which is a wholly-owned subsidiary of Entergy. The Business’s expenses for such services were $116.0 million in 2012, $117.8 million in 2011, and $116.7 million in 2010; and are reported in operation and maintenance expenses. These costs are allocated to the Business based on the actual costs incurred by Entergy Services and to the extent that the activities related to or benefited the Business, whether directly or indirectly. Management believes that the cost allocations are reasonable for the services provided.

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS

The Business’s operations are bundled with Entergy Utility’s production and distribution operations. As described in Notes 1 and 2 to the financial statements, the majority of Entergy’s customers are billed collectively for services that include all functions. With the exception of certain wholesale transmission customers, customer billings are not segregated between the Utility’s functions. Likewise, no intercompany billings exist between the Business and the Utility’s other functions. Refer to Note 1 to the financial statements for a description of the revenue allocation process used in these combined financial statements.

Entergy uses a centralized approach for cash management and to finance its operations. During the periods covered by these combined financial statements, it is assumed that cash receipts were remitted to Entergy on a regular basis and are reflected within net parent investment in the combined balance sheets. Similarly, it is assumed that the Business’s cash disbursements were funded through Entergy’s cash accounts as costs were incurred.

5.              PROPERTY, PLANT AND EQUIPMENT

The components of utility plant in service at December 31, 2012 and 2011 are as follows:

	(In thousands)
	2012	2011
Land and land rights	$313,692	$278,348
Structures and improvements	150,945	147,101
Station equipment	2,326,750	2,159,238
Towers, poles and fixtures	1,569,839	1,458,833
Conductors, conduits and devices	1,122,215	1,053,360
Other	247,456	221,454
Total utility plant in service	$5,730,897	$5,318,334

Additions to utility plant in service and construction work in progress during 2012 and 2011 were primarily for projects to upgrade or replace existing transmission plant to improve the reliability of the transmission system. Certain transmission projects at Entergy Arkansas have been granted an incentive to include construction work in progress balances in rate base, and AFUDC has not been accrued on those projects.

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS

6.              INCOME TAXES

Each Utility operating company’s activity was used to compute income taxes on a separate return basis as if each entity had been a separate legal entity and taxpayer in each of the respective jurisdictions. As a result, tax transactions that would not have occurred had the Business been a separate entity have been eliminated in the preparation of these financial statements.

Components of the income tax provision were as follows:

	(In thousands)
	2012	2011	2010
Current:
Federal	$—	$11,162	$34,783
State	2,202	5,898	5,435
Total	2,202	17,060	40,218
Deferred and non-current — net	50,376	58,575	28,099
Investment tax credit adjustments - net	(871)	(1,175)	(1,151)
Total income tax provision	$51,707	$74,460	$67,166

The effective tax rate varied from the statutory federal income tax rate due to differences between the book and tax treatment of various transactions as follows:

	(In thousands)
	2012	2011	2010
Net income	$110,749	$134,824	$110,561
Income taxes	51,707	74,460	67,166
Income before income taxes	$162,456	$209,284	$177,727
Computed at statutory rate (35%)	$56,860	$73,249	$62,204
Increases (reductions) in tax resulting from:
State income taxes net of federal income tax effect	6,371	5,024	5,207
Regulatory differences - utility plant items	2,970	3,026	4,142
Allowance for equity funds used during construction	(3,763)	(5,293)	(2,936)
Amortization of investment tax credits	(871)	(1,175)	(1,151)
Flow-through/permanent differences	(466)	(374)	(302)
Provision for uncertain tax positions	(9,394)	—	—
Other - net	—	3	2
Total income taxes as reported	51,707	74,460	67,166
Effective income tax rate	31.8%	35.6%	37.8%

Deferred tax assets and liabilities are recognized for the estimated future tax effect of temporary differences between the tax basis of assets or liabilities and the reported amounts in the financial statements. Deferred tax assets and liabilities are classified as current or noncurrent according to the classification of the related assets or liabilities. Deferred tax assets and liabilities not related to assets or liabilities are classified according to the expected reversal date of the temporary differences.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of the Business, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS

effects of changes in tax laws and rates in the period in which the tax or rate was enacted. There are no valuation allowances recorded on the Business’s deferred tax assets.

Deferred income tax assets (liabilities) consisted of the following at December 31:

	(In thousands)
	2012	2011
Deferred tax liabilities:
Plant-related basis differences - net	$(992,488)	$(801,131)
Regulatory assets	(79,244)	(68,186)
Other	(2,777)	(1, 937)
Total	$(1,074,509)	$(871,254)
Deferred tax assets:
Regulatory liabilities	$4,651	$4,353
Accumulated deferred investment tax credit	6,533	6,887
Pension-related items	12,942	9,912
Net operating loss carryforwards	36,365	5,535
Other	48	26
Total	60,539	26,713
Noncurrent accrued taxes (including unrecognized tax benefits)	(5,479)	(15,724)
Accumulated deferred income taxes and taxes accrued	$(1,019,449)	$(860,265)

The Business’s estimated tax attribute carryovers and their expiration dates as of December 31, 2012 are as follows:

Carryover Description	Carryover Amount	Year(s) of Expiration
Federal net operating losses	$ 81 million	2028-2032
State net operating losses	$149 million	2013-2027

As a result of the accounting for uncertain tax positions, the amount of the deferred tax assets reflected in the financial statements, as well as the attribute carryovers in the table above, are less than the amount of the tax effect of the federal and state net operating loss carryovers, tax credit carryovers, and other tax attributes that would be reflected on income tax returns.

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Unrecognized Tax Benefits

Accounting standards establish a “more-likely-than-not” recognition threshold that must be met before a tax benefit can be recognized in the financial statements. If a tax deduction is taken on a tax return, but does not meet the more-likely-than-not recognition threshold, an increase in income tax liability above what is payable on the tax return is required to be recorded. A reconciliation of the Business’s beginning and ending amount of unrecognized tax benefits is as follows:

	(In thousands)
	2012	2011	2010
Gross balance at January 1	$15,724	$17,472	$11,898
Additions based on tax positions related to the current year	—	—	6,765
Additions for tax positions of prior years	—	—	—
Reductions for tax positions of prior years	(851)	(1,748)	(1,191)
Settlements	(9,394)	—	—
Lapse of statute of limitations	—	—	—
Gross balance at December 31	$5,479	$15,724	$17,472

Substantially all of the unrecognized tax benefits would lower the effective tax rate if recognized. Interest and penalties, if any, related to unrecognized tax benefits are accrued in income tax expense. The Business made no accrual for the possible payment of interest and penalties in 2012, 2011, and 2010.

Income Tax Audits

Entergy’s Utility operating companies file U.S. federal and various state income tax returns. The IRS and substantially all state taxing authorities’ examinations are completed for years before 2005. Entergy regularly negotiates with the IRS to achieve settlements and believes the provisions recorded in its financial statements are sufficient to address these issues. The outcome of Entergy’s potential audit issues could result in changes to the amounts of unrecognized tax benefits.

In the third quarter 2008, Entergy Louisiana and Entergy Gulf States Louisiana received funds from the Louisiana Utilities Restoration Corporation (“LURC”). These receipts from LURC were from the proceeds of a Louisiana Act 55 financing of the costs incurred to restore service following Hurricane Katrina and Hurricane Rita. In June 2012, Entergy effectively settled the tax treatment of the receipt of these funds, which resulted in an income tax benefit of $9.4 million for the Business, which includes the effect of reversing liabilities for uncertain tax positions. Under the terms of an LPSC-approved settlement related to the Louisiana Act 55 financings, the Business recorded a $6.2 million regulatory charge to operating revenues with a corresponding regulatory liability to reflect its obligation to customers with respect to the settlement.

7.              RETIREMENT, OTHER POSTRETIREMENT BENEFITS, AND DEFINED CONTRIBUTION PLANS

Qualified Pension Plans and Other Postretirement Benefit Plans

Substantially all employees of the Business currently participate in one of two qualified pension plans that are sponsored by Entergy: “Entergy Corporation Retirement Plan for Non-Bargaining Employees” and “Entergy Corporation Retirement Plan for Bargaining Employees.” The pension plans are noncontributory and provide pension benefits that are based on employees’ credited service and compensation during the final years before retirement. Entergy’s defined benefit pension plans’ assets and liabilities are combined with those related to other Entergy businesses. Similarly, Entergy manages its postretirement benefit plans on a combined basis with claims data and liability information related to the Business aggregated and combined with other Entergy businesses.

Assets, liabilities, and pension and other postretirement costs for current employees are calculated by employee. No assets or liabilities are reflected on the Business’s combined balance sheets for retired employees. Expenses for retired

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS

employees are identified and allocated based on an analysis of the Business’s portion of other payroll-related costs. Management believes this methodology is a reasonable basis of allocation. The assets, liabilities, and costs associated with the retirement and postretirement plans discussed below are reflective of current, identified employees accounted for on a multiple employer plan basis. The total pension and other postretirement benefit expenses included in the combined income statements for 2012, 2011, and 2010 are $20.5 million, $9.9 million and $9.5 million, respectively.

The assets of the two qualified pension plans are held in a master trust established by Entergy. Each pension plan has an undivided beneficial interest in each of the investment accounts of the master trust that is maintained by a trustee. Use of the master trust permits the commingling of the trust assets of the Entergy pension plans for investment and administrative purposes. Although assets are commingled in the master trust, the trustee maintains supporting records for the purpose of allocating the equity in net earnings (loss) and the administrative expenses of the investment accounts to the various participating pension plans. The fair value of the trust assets is determined by the trustee and certain investment managers. The trustee calculates a daily earnings factor, including realized and unrealized gains or losses, collected and accrued income, and administrative expenses, and allocates earnings to each plan in the master trust on a pro rata basis.

Further, within each pension plan, the record of each Entergy company’s beneficial interest in the plan assets is maintained by the plan’s actuary and is updated quarterly. Assets are increased for investment income and contributions, and decreased for benefit payments. A plan’s investment net income/(loss) (i.e. interest and dividends, realized gains and losses and expenses) is allocated to the companies participating in that plan based on the value of assets for each company at the beginning of the quarter adjusted for contributions and benefit payments made during the quarter.

Entergy funds pension costs in accordance with contribution guidelines established by the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended. The assets of the plans include common and preferred stocks, fixed-income securities, interest in a money market fund, and insurance contracts. Entergy’s pension costs for its Utility operating companies are recovered from customers as a component of their cost of service.

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Components of Qualified Net Pension Cost and Other Amounts Recognized as a Regulatory Asset

Total 2012, 2011, and 2010 qualified pension costs and amounts recognized as a regulatory asset, including amounts capitalized, included the following components:

	(In thousands)
	2012	2011	2010
Net periodic pension cost:
Service cost - benefits earned during the period	$6,632	$5,581	$4,895
Interest cost on projected benefit obligation	8,748	7,382	8,334
Expected return on assets	(10,205)	(8,991)	(8,517)
Amortization of prior service cost	47	56	56
Recognized net loss	3,994	1,819	2,692
Net periodic pension costs	$9,216	$5,847	$7,460

Other changes in plan assets and benefit obligations recognized as a regulatory asset
Arising this period:
Net (gain)/loss	$21,800	$38,380	$(15,275)
Amounts reclassified from regulatory asset to net periodic pension cost in the current year:
Amortization of prior service cost	(47)	(56)	(56)
Amortization of net loss	(3,994)	(1,819)	(2,692)
Total	17,759	36,505	(18,023)
Total recognized as net periodic pension cost, regulatory asset	$26,975	$42,352	$(10,563)

Estimated amortization amounts from regulatory asset to net periodic cost in the following year
Prior service cost	$11	$47	$56
Net loss	$6,106	$4,605	$1,819

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Qualified Pension Obligations, Plan Assets, Funded Status, Amounts Recognized in the Balance Sheet as of December 31, 2012 and 2011

	(In thousands)
	2012	2011
Change in Projected Benefit Obligation (PBO)
Balance at beginning of year	$171,774	$132,075
Service cost	6,632	5,581
Interest cost	8,748	7,382
Actuarial (gain)/loss	28,433	27,232
Benefits paid	(496)	(496)
Balance at end of year	$215,091	$171,774

Change in Plan Assets
Fair value of assets at beginning of year	$106,193	$102,945
Actual return on plan assets	16,837	(2,157)
Employer contributions	4,523	5,901
Benefits paid	(496)	(496)
Fair value of assets at end of year	$127,057	$106,193
Funded status	(88,034)	(65,581)

Amount recognized in the balance sheet
Non-current liabilities	(88,034)	(65,581)

Amount recognized as a regulatory asset
Prior service cost	11	58
Net loss	88,263	70,455
Total	$88,274	$70,513

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Other Postretirement Benefits

Entergy also currently provides health care and life insurance benefits for retired employees. Substantially all employees may become eligible for these benefits if they reach retirement age and meet certain eligibility requirements while still working for Entergy. The Business uses a December 31 measurement date for the postretirement benefit plans.

Effective January 1, 1993, Entergy adopted an accounting standard requiring a change from a cash method to an accrual method of accounting for postretirement benefits other than pensions. Entergy Arkansas, Entergy Mississippi, Entergy New Orleans, and Entergy Texas have received regulatory approval to recover accrued other postretirement benefit costs through rates. The LPSC ordered Entergy Gulf States Louisiana and Entergy Louisiana to continue the use of the pay-as-you-go method for ratemaking purposes for postretirement benefits other than pensions. The LPSC retains the flexibility, however, to examine individual company’s accounting for other postretirement benefits to determine if special exceptions to this order are warranted. Pursuant to regulatory directives, Entergy Arkansas, Entergy Mississippi, Entergy New Orleans and Entergy Texas contribute the other postretirement benefit costs collected in rates into external trusts.

Trust assets contributed by participating Entergy companies are in three bank-administered trusts, established by Entergy Corporation and maintained by a trustee. Each participating company holds a beneficial interest in the trusts’ assets. The assets in the master trusts are commingled for investment and administrative purposes. Although assets are commingled, the trustee maintains supporting records for the purpose of allocating the beneficial interest in net earnings/ (losses) and the administrative expenses of the investment accounts to the various participating plans and participating companies. Beneficial interest in an investment account’s net income/ (loss) is comprised of interest and dividends, realized and unrealized gains and losses, and expenses. Beneficial interest from these investments is allocated monthly to the plans and participating companies based on their portion of net assets in the pooled accounts.

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Components of Net Other Postretirement Benefit Cost and Other Amounts Recognized as a Regulatory Asset and/or Accumulated Other Comprehensive Income (AOCI)

Total 2012, 2011, and 2010 other postretirement benefit costs, including amounts capitalized and amounts recognized as a regulatory asset and/or other comprehensive income, included the following components:

	(In thousands)
	2012	2011	2010
Other post retirement costs:
Service cost - benefits earned during the period	$3,551	$2,812	2,420
Interest cost on APBO	1,858	1,532	1,527
Expected return on assets	(530)	(430)	(384)
Amortization of transition obligation	35	35	38
Amortization of prior service credit	(59)	(59)	(77)
Recognized net loss	845	574	481
Net other postretirement benefit cost	$5,700	$4,464	$4,005

Other changes in plan assets and benefit obligations recognized as a regulatory asset and /or AOCI (before tax)
Arising this period:
Prior service credit for period	$—	$—	$(490)
Net (gain)/loss	6,286	4,674	(128)
Amounts reclassified from regulatory asset and /or AOCI to net periodic benefit cost in the current year:
Amortization of transition obligation	(35)	(35)	(38)
Amortization of prior service credit	59	59	77
Amortization of net loss	(845)	(574)	(481)
Total	$5,465	$4,124	$(1,060)
Total recognized as net periodic benefit cost, regulatory asset, and/or AOCI (before tax)	$11,165	$8,588	$2,945
Estimated amortization amounts from regulatory asset and/or AOCI to net periodic benefit cost in the following year
Transition obligation	$—	$35	$35
Prior service credit	$(59)	$(59)	$(59)
Net loss	$1,200	$845	$574

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Other Postretirement Benefit Obligations, Plan Assets, Funded Status, and Amounts Not Yet Recognized and Recognized in the Balance Sheet as of December 31, 2012 and 2011

	(In thousands)
	December 31,
	2012	2011
Change in APBO
Balance at beginning of year	$36,511	$27,955
Service cost	3,551	2,812
Interest cost	1,858	1,532
Actuarial (gain)/loss	6,442	4,364
Benefits paid	(89)	(152)
Balance at end of year	$48,273	$36,511
Change in Plan Assets
Fair value of assets at beginning of year	$6,264	$5,662
Actual return on plan assets	686	120
Employer contributions	649	634
Benefits paid	(89)	(152)
Fair value of assets at end of year	$7,510	$6,264
Funded status	$(40,763)	$(30,247)

Amounts recognized in the balance sheet
Current liabilities	(186)	(165)
Non-current liabilities	(40,577)	(30,082)
Total funded status	(40,763)	(30,247)
Amounts recognized as a regulatory asset (before tax)
Transition obligation	$—	$26
Prior service credit	(132)	(168)
Net loss	11,527	8,667
Total	$11,395	$8,525
Amounts recognized as AOCI (before tax)
Transition obligation	$—	$9
Prior service credit	(93)	(115)
Net loss	7,699	5,118
Total	$7,606	$5,012

Non-Qualified Pension Plans

Entergy also sponsors non-qualified, non-contributory defined benefit pension plans that provide benefits to certain key employees. The Business recognized net periodic pension cost related to these plans of $0.1 million in 2012, 2011, and 2010. The projected benefit obligation was $1.4 million and $1.1 million as of December 31, 2012 and 2011, respectively. The accumulated benefit obligation was $1.1 million and $0.9 million as of December 31, 2012 and 2011, respectively.

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS

The Business’s non-qualified, non-current pension liability at December 31, 2012 and 2011 was $1.4 million and $1 million, respectively; and its current liability was $0.1 million at December 31, 2011. There was no non-qualified, current pension liability at December 31, 2012. The unamortized transition obligation, prior service cost and net loss are recognized in regulatory assets ($0.8 million and $0.5 million at December 31, 2012 and 2011, respectively).

Accounting for Pension and Other Postretirement Benefits

Accounting standards require an employer to recognize in its balance sheet the funded status of its benefit plans. This is measured as the difference between plan assets at fair value and the benefit obligation. The Business uses a December 31 measurement date for its pension and other postretirement plans. Employers are to record previously unrecognized gains and losses, prior service costs, and any remaining transition asset or obligation (that resulted from adopting prior pension and other postretirement benefits accounting standards) as comprehensive income and/or as a regulatory asset reflective of the recovery mechanism for pension and other postretirement benefit costs in the Utility’s jurisdictions. Entergy Gulf States Louisiana and Entergy Louisiana recover other postretirement benefit costs on a pay as you go basis and record the unrecognized prior service cost, gains and losses, and transition obligation for its other postretirement benefit obligation as other comprehensive income. Accounting standards also require that changes in the funded status be recorded as other comprehensive income and/or a regulatory asset in the period in which the changes occur.

With regard to pension and other postretirement costs, the Business calculates the expected return on pension and other postretirement benefit plan assets by multiplying the long-term expected rate of return on assets by the market-related value (MRV) of plan assets. The Business determines the MRV of pension plan assets by calculating a value that uses a 20-quarter phase-in of the difference between actual and expected returns. For other postretirement benefit plan assets the Business uses fair value when determining MRV.

Qualified Pension and Other Postretirement Plans’ Assets

The Plan Administrator’s trust asset investment strategy is to invest the assets in a manner whereby long- term earnings on the assets (plus cash contributions) provide adequate funding for retiree benefit payments. The mix of assets is based on an optimization study that identifies asset allocation targets in order to achieve the maximum return for an acceptable level of risk, while minimizing the expected contributions and pension and postretirement expense.

In the optimization studies, the Plan Administrator formulates assumptions about characteristics, such as expected asset class investment returns, volatility (risk), and correlation coefficients among the various asset classes. The future market assumptions used in the optimization study are determined by examining historical market characteristics of the various asset classes, and making adjustments to reflect future conditions expected to prevail over the study period. Target asset allocations adjust dynamically based on the funded status of the pension plans. The following targets and ranges were established to produce an acceptable, economically efficient plan to manage around the targets. The target asset allocation range below for pension shows the ranges within which the allocation may adjust based on funded status, with the expectation that the allocation to fixed income securities will increase as the pension funded status increases. The target and range asset allocation for postretirement assets reflects changes made in 2012 as recommended in the latest optimization study

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Entergy’s qualified pension and postretirement weighted-average asset allocations by asset category at December 31, 2012 and 2011 and the target asset allocation and ranges are as follows:

Pension			Actual	Actual
Asset Allocation	Target	Range	2012	2011
Domestic Equity Securities	45%	34% to 53%	44%	44%
International Equity Securities	20%	16% to 24%	20%	18%
Fixed Income Securities	35%	31% to 41%	35%	37%
Other	0%	0% to 10%	1%	1%

Postretirement	Non-Taxable				Taxable
Asset Allocation	Target	Range	2012	2011	Target	Range	2012	2011
Domestic Equity Securities	39%	34% to 44%	38%	39%	39%	34% to 44%	39%	35%
International Equity Securities	26%	21% to 31%	28%	15%	26%	21% to 31%	27%	0%
Fixed Income Securities	35%	30% to 40%	34%	46%	35%	30% to 40%	34%	64%
Other	0%	0% to 5%	0%	0%	0%	0% to 5%	0%	1%

In determining its expected long-term rate of return on plan assets used in the calculation of benefit plan costs, Entergy reviews past performance, current and expected future asset allocations, and capital market assumptions of its investment consultant and investment managers.

The expected long-term rate of return for the qualified pension plans’ assets is based primarily on the geometric average of the historical annual performance of a representative portfolio weighted by the target asset allocation defined in the table above, along with other indications of expected return on current assets and expected return available for reinvestment. The time period reflected is a long dated period spanning several decades.

The expected long-term rate of return for the non-taxable postretirement trust assets is determined using the same methodology described above for pension assets, but the asset allocation specific to the non-taxable postretirement assets is used.

For the taxable postretirement trust assets, the investment allocation includes tax-exempt fixed income securities. This asset allocation in combination with the same methodology employed to determine the expected return for other trust assets (as described above), with a modification to reflect applicable taxes, is used to produce the expected long-term rate of return for taxable postretirement trust assets.

Concentrations of Credit Risk

Entergy’s investment guidelines mandate the avoidance of risk concentrations. Types of concentrations specified to be avoided include, but are not limited to, investment concentrations in a single entity, type of industry, foreign country, geographic area and individual security issuance. As of December 31, 2012 all investment managers and assets were materially in compliance with the approved investment guidelines, therefore there were no significant concentrations (defined as greater than 10 percent of plan assets) of risk in Entergy’s pension and other postretirement benefit plan assets.

The Plan Administrator’s trust asset investment strategy is to invest the assets in a manner whereby long- term earnings on the assets (plus cash contributions) provide adequate funding for retiree benefit payments. The mix of assets is based on an optimization study that identifies asset allocation targets in order to achieve the maximum return for an acceptable level of risk, while minimizing the expected contributions and pension and postretirement expense.

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Fair Value Measurements

Accounting standards provide the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).

The three levels of the fair value hierarchy are described below:

•                  Level 1 - Level 1 inputs are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access at the measurement date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

•                  Level 2 - Level 2 inputs are inputs other than quoted prices included in Level 1 that are, either directly or indirectly, observable for the asset or liability at the measurement date. Assets are valued based on prices derived by an independent party that uses inputs such as benchmark yields, reported trades, broker/dealer quotes, and issuer spreads. Prices are reviewed and can be challenged with the independent parties and/or overridden if it is believed such would be more reflective of fair value. Level 2 inputs include the following:

•          quoted prices for similar assets or liabilities in active markets;

•          quoted prices for identical assets or liabilities in inactive markets;

•          inputs other than quoted prices that are observable for the asset or liability; or

•          inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If an asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

•                  Level 3 - Level 3 refers to securities valued based on significant unobservable inputs.

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The following tables set forth by level within the fair value hierarchy, measured at fair value on a recurring basis at December 31, 2012, and December 31, 2011, a summary of the investments held in the master trusts for Entergy’s qualified pension and other postretirement plans in which the Business participates.

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Qualified Pension Trust

	(In thousands)
2012	Level 1		Level 2		Level 3	Total
Equity securities:
Corporate stocks:
Preferred	$861	(b)	$5,906	(a)	$—	$6,767
Common	787,132	(b)	—		—	787,132
Common collective trusts	—		1,620,315	(c)	—	1,620,315
Fixed income securities:
U.S. Government securities	161,593	(b)	150,068	(a)	—	311,661
Corporate debt instruments	—		429,813	(a)	—	429,813
Registered investment
companies	50,029	(d)	483,509	(e)	—	533,538
Other	—		111,001	(f)	—	111,001
Other:
Insurance company general account (unallocated contracts)	—		36,252	(g)	—	36,252
Total investments	$999,615		$2,836,864		$—	$3,836,479
Cash						571
Other pending transactions						4,594
Less: Other postretirement assets included in total investments						(8,784)
Total fair value of qualified pension assets						$3,832,860

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS

	(In thousands)
2011	Level 1		Level 2		Level 3	Total
Equity securities:
Corporate stocks:
Preferred	$3,738	(b)	$8,014	(a)	$—	$11,752
Common	1,010,491	(b)	—		—	1,010,491
Common collective trusts	—		1,074,178	(c)	—	1,074,178
Fixed income securities:
U.S. Government securities	142,509	(b)	157,737	(a)	—	300,246
Corporate debt instruments	—		380,558	(a)	—	380,558
Registered investment companies	53,323	(d)	444,275	(e)	—	497,598
Other	—		101,674	(f)	—	101,674
Other:
Insurance company general account (unallocated contracts)	—		34,696	(g)	—	34,696
Total investments	$1,210,061		$2,201,132		$—	$3,411,193
Cash						75
Other pending transactions						(9,238)
Less: Other postretirement assets included in total Investments						(2,114)
Total fair value of qualified pension assets						$3,399,916

Other Postretirement Trusts

	(In thousands)
2012	Level 1		Level 2		Level 3	Total
Equity securities:
Common collective trust	$—		$314,478	(c)	$—	$314,478
Fixed income securities:
U.S. Government securities	36,392	(b)	43,398	(a)	—	79,790
Corporate debt instruments	—		42,163	(a)	—	42,163
Registered investment companies	3,229	(d)	—		—	3,229
Other	—		39,846	(f)	—	39,846
Total investments	$39,621		$439,885		$—	$479,506

Other pending transactions						158
Plus: Other postretirement assets included in the investments of the qualified pension trust						$8,784
Total fair value of other postretirement assets						$488,448

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS

	(In thousands)
2011	Level 1		Level 2		Level 3	Total
Equity securities:
Common collective trust	$—		$208,812	(c)	$—	$208,812
Fixed income securities:
U.S. Government securities	42,577	(b)	57,151	(a)	—	99,728
Corporate debt instruments	—		42,807	(a)	—	42,807
Registered investment companies	4,659	(d)	—		—	4,659
Other	—		69,287	(f)	—	69,287
Total investments	$47,236		$378,057		$—	$425,293

Other pending transactions						(235)
Plus: Other postretirement assets included in the investments of the qualified pension trust						2,114
Total fair value of other postretirement assets						$427,172

(a)                         Certain preferred stocks and fixed income debt securities (corporate, government, and securitized) are stated at fair value as determined by broker quotes.

(b)                         Common stocks, treasury notes and bonds, and certain preferred stocks and fixed income debt securities are stated at fair value determined by quoted market prices.

(c)                          The common collective trusts hold investments in accordance with stated objectives. The investment strategy of the trusts is to capture the growth potential of equity markets by replicating the performance of a specified index. Net asset value per share of the common collective trusts estimate fair value.

(d)                         The registered investment company is a money market mutual fund with a stable net asset value of one dollar per share.

(e)                          The registered investment company holds investments in domestic and international bond markets and estimates fair value using net asset value per share.

(f)                           The other remaining assets are U.S. municipal and foreign government bonds stated at fair value as determined by broker quotes.

(g)                          The unallocated insurance contract investments are recorded at contract value, which approximates fair value. The contract value represents contributions made under the contract, plus interest, less funds used to pay benefits and contract expenses, and less distributions to the master trust.

Accumulated Pension Benefit Obligation

The accumulated benefit obligation for the Business’s qualified pension plans was $171.2 million and $136.8 million at December 31, 2012 and 2011, respectively.

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Estimated Future Benefit Payments

Based upon the assumptions used to measure the Business’s qualified pension and other postretirement benefit obligations at December 31, 2012, and including pension and other postretirement benefits attributable to estimated future employee service, the Business expects that benefits to be paid and the Medicare Part D subsidies to be received over the next ten years for the Business will be as follows:

	Estimated Future Benefits Payments
			Other
			Postretirement	Estimated Future
	Qualified	Non-Qualified	(before	Medicare Subsidy
	Pension	Pension	Medicare Subsidy)	Receipts
	(In thousands)
Year(s)
2013	$1,422	$2	$297	$29
2014	$2,342	$5	$537	$55
2015	$3,338	$4	$795	$83
2016	$4,624	$4	$1,091	$118
2017	$6,083	$21	$1,406	$156
2018 - 2022	$36,484	$266	$12,193	$1,491

Contributions

The Business currently expects to contribute approximately $4.3 million to qualified pension plans and approximately $0.8 million to other postretirement plans in 2013.

Actuarial Assumptions

The significant actuarial assumptions used in determining the pension PBO and the other postretirement benefit APBO as of December 31, 2012, and 2011 were as follows:

	2012	2011
Weighted-average discount rate:
Qualified pension	4.31%-4.39%	5.10%
Other postretirement	4.36%	5.10%
Non-qualified pension	3.37%	4.40%
Weighted-average rate of increase in future compensation levels	4.23%	4.23%

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS

The significant actuarial assumptions used in determining the net periodic pension and other postretirement benefit costs for 2012, 2011, and 2010 were as follows:

	2012	2011	2010
Weighted-average discount rate:
Qualified pension	5.10%	5.60%	6.10% - 6.20%
Other postretirement	5.10%	5.50%	6.10%
Non-qualified pension	4.40%	4.90%	5.40%
Weighted-average rate of increase in future compensation levels	4.23%	4.23%	4.23%
Expected long-term rate of return on plan assets:
Pension assets	8.50%	8.50%	8.50%
Other postretirement non-taxable assets	8.50%	7.75%	7.75%
Other postretirement taxable assets	6.50%	5.50%	5.50%

The Business’s other postretirement benefit transition obligations were amortized over 20 years ending in 2012.

The assumed health care cost trend rate used in measuring the Business’s December 31, 2012 APBO was 7.50% for pre-65 retirees and 7.25% for post-65 retirees for 2013, gradually decreasing each successive year until it reaches 4.75% in 2022 and beyond for both pre-65 and post-65 retirees. The assumed health care cost trend rate used in measuring the Business’s 2012 Net Other Postretirement Benefit Cost was 7.75% for pre-65 retirees and 7.50% for post-65 retirees for 2012, gradually decreasing each successive year until it reaches 4.75% in 2022 and beyond for both pre-65 and post-65 retirees. A one percentage point change in the assumed health care cost trend rate for 2012 would have the following effects:

	1 Percentage Point Increase		1 Percentage Point Decrease
		Impact on the		Impact on the
		sum of service		sum of service
	Impact on the	costs and	Impact on the	costs and
2012	APBO	interest cost	APBO	interest cost
Increase /(Decrease)
(In thousands)

	$9,427	$1,181	$(7,392)	$(909)

Medicare Prescription Drug, Improvement and Modernization Act of 2003

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 became law. The Act introduces a prescription drug benefit cost under Medicare (Part D), which started in 2006, as well as a federal subsidy to employers who provide a retiree prescription drug benefit that is at least actuarially equivalent to Medicare Part D.

The actuarially estimated effect of future Medicare subsidies reduced the December 31, 2012 and 2011 Accumulated Postretirement Benefit Obligation by $9 million and $8 million, respectively, and reduced the 2012, 2011, and 2010 other postretirement benefit cost by $1.3 million, $1.1 million, and $0.9 million, respectively.

Defined Contribution Plans

Entergy sponsors the Savings Plan of Entergy Corporation and Subsidiaries (System Savings Plan). The System Savings Plan is a defined contribution plan covering eligible employees of Entergy and its subsidiaries. The employing Entergy subsidiary makes matching contributions for all non-bargaining and certain bargaining employees to the System

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS

Savings Plan in an amount equal to 70% of the participants’ basic contributions, up to 6% of their eligible earnings per pay period. The 70% match is allocated to investments as directed by the employee.

Contributions to defined contribution plans attributable to the Business were $2.3 million for 2012 and $1.5 million for 2011 and 2010.

8. SHARE-BASED COMPENSATION

Certain employees of the Business participate in Entergy’s stock-based compensation plans, including its stock option grants. Unless otherwise noted, the following disclosures represent the portion of the Entergy Corporation stock-based compensation plan liabilities and expenses maintained by Entergy Corporation in which the Business’s employees participated. All share-based awards granted under the Entergy stock-based compensation plans related to Entergy Corporation common stock. As such, all related equity account balances are reflected in Entergy Corporation’s consolidated statements of changes in equity and comprehensive income and have not been reflected in the Business’s financial statements. Accordingly, the amounts presented are not necessarily indicative of future performance and do not necessarily reflect the results that the Business would have experienced as an independent, publicly traded company for the periods presented. For purposes of these combined financial statements, all stock-based compensation plans and related costs are reflected in net parent investment because these costs were settled by Entergy.

Stock Options

Stock options are granted at exercise prices that equal the closing market price of Entergy Corporation common stock on the date of grant. Generally, stock options granted will become exercisable in equal amounts on each of the first three anniversaries of the date of grant. Unless they are forfeited previously under the terms of the grant, options expire ten years after the date of the grant if they are not exercised.

The following table includes financial information for stock options granted for the benefit of the Business for each of the years presented. The figures in the following table, and in all other tables and values in this note, reflect only employees of the Business, unless otherwise noted. The Business also recorded overhead costs derived from the allocation of stock-based compensation of shared employees of $1.5 million, $0.6 million, and $0.1 million in 2012, 2011, and 2010 respectively.

	(In thousands)
	2012	2011	2010
Compensation expense included in combined net income	$61	$230	$504
Tax benefit recognized in combined net income	$23	$89	$194
Compensation cost capitalized as part of fixed assets	$34	$113	$299

The fair value of the stock option grants is determined by considering factors such as lack of marketability, stock retention requirements, and regulatory restrictions on exercisability. The stock option weighted-average assumptions used in determining the fair values are as follows:

	2012	2011	2010
Stock price volatility	25.11%	24.25%	25.73%
Expected term in years	6.55%	6.64	5.46
Risk-free interest rate	1.22%	2.70%	2.57%
Dividend yield	4.50%	4.20%	3.74%
Dividend payment per share	$3.32	$3.32	$3.24

Stock price volatility is calculated based upon the weekly public stock price volatility of Entergy Corporation common stock over the last four to five years. The expected term of the options is based upon historical option exercises and the weighted

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS

average life of options when exercised and the estimated weighted average life of all vested but unexercised options. In 2008, Entergy implemented stock ownership guidelines for its senior executive officers. These guidelines require an executive officer to own shares of Entergy common stock equal to a specified multiple of his or her salary. Until an executive officer achieves this ownership position the executive officer is required to retain 75% of the after-tax net profit upon exercise of the option to be held in Entergy Corporation common stock. The reduction in fair value of the stock options due to this restriction is based upon an estimate of the call option value of the reinvested gain discounted to present value over the applicable reinvestment period.

A summary of stock option activity for stock options granted to the Business’s employees for the years ended December 31, 2012, 2011, and 2010, and changes during the years are presented below. This table reflects the most recent estimates of stock options granted to the Business’s employees:

		Weighted-		Weighted-
		Average	Aggregate	Average
	Number	Exercise	Intrinsic	Contractual
	of Options	Price	Value	Life
Options outstanding as of January 1, 2012	202,754	$74.14
Options granted	7,500	71.30
Options exercised	(40,323)	42.30
Options outstanding as of December 31, 2012	169,931	81.57	$—	4.19 years
Options exercisable as of December 31, 2012	155,296	82.34	—	3.81 years
Weighted-average grant-date fair value of options granted during 2012	9.42

The weighted-average grant-date fair value of options granted during the year was $11.48 for 2011 and $11.95 for 2010. The total intrinsic value of stock options exercised was $1.1 million during 2012, $1.1 million during 2011, and $0.2 million during 2010. The intrinsic value, which has no effect on net income, of the stock options exercised is calculated by the difference in Entergy Corporation’s common stock price on the date of exercise and the exercise price of the stock options granted. Because Entergy’s year-end stock price is less than the weighted average exercise price, the aggregate intrinsic value of outstanding stock options held by the Business’s employees at December 31, 2012 was zero. The intrinsic value of “in the money” stock options held by the Business’s employees is $0.3 million as of December 31, 2012. The Business recognizes compensation cost over the vesting period of the options based on their grant-date fair value. The total fair value of options held by the Business’s employees that vested was approximately $0.1 million during 2012, $0.3 million during 2011, and $0.4 million during 2010.

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS

The following table summarizes information about stock options outstanding as of December 31, 2012:

	Options Outstanding			Options Exercisable
		Weighted-Avg.		Number
		Remaining	Weighted-	Exercisable	Weighted-
Range of	As of	Contractual	Avg. exercise	As of	Avg. exercise
Exercise Prices	12/31/2012	Life-Yrs.	Price	12/31/2012	Price
$37 - $50.99	14,301	0.1	$44.45	14,301	$44.45
$51 - $64.99	9,518	1.2	$58.60	9,518	$58.60
$65 - $78.99	72,809	3.4	$72.33	58,174	$72.04
$79 - $91.99	32,303	4.1	$91.82	32,303	$91.82
$92 - $108.20	41,000	5.1	$108.20	41,000	$108.20
$37 - $108.20	169,931	3.3	$81.57	155,296	$82.34

Stock-based compensation cost related to non-vested stock options outstanding as of December 31, 2012 not yet recognized is approximately $0.2 million and is expected to be recognized on a weighted-average period of 1.6 years.

Restricted Stock Awards

In January 2012, the Business granted 13,350 restricted stock awards under the 2011 Equity Ownership and Long-term Cash Incentive Plan for the benefit of the Business. The grants were made effective as of January 26, 2012 and were valued at $71.30 per share, which was the closing price of Entergy’s common stock on that date. One-third of the restricted stock awards will vest upon each anniversary of the grant date and are expensed ratably over the three year vesting period. Shares of restricted stock have the same dividend and voting rights as other common stock and are considered issued and outstanding shares of Entergy upon vesting.

The following table includes financial information for restricted stock for the twelve months ended December 31, for each of the years presented:

	(In thousands)
	2012	2011
Compensation expense included in net income	$379	$75
Tax benefit recognized in net income	145	29
Compensation cost capitalized as part of fixed assets	67	13

9. COMMITMENTS AND CONTINGENCIES

Contingent Obligations

The Business is subject to a number of federal and state laws and regulations, as well as other factors and conditions that potentially subject it to environmental, litigation, and other risks. Exposure to such risks is periodically evaluated and provisions are provided for those matters where a loss is considered probable and reasonably estimable in accordance with

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS

US GAAP. The adequacy of loss provisions can be significantly affected by external events or conditions that can be unpredictable; thus, the ultimate outcome of such matters could materially affect the combined financial statements.

The Business is involved in a number of legal, regulatory, labor-related, and tax proceedings before various courts, regulatory commissions, and governmental agencies in the ordinary course of business. While management is unable to predict the outcome of such proceedings, management does not believe that the ultimate resolution of these matters will have a material effect on the Business’s results of operations, cash flows, or financial condition. We discuss regulatory proceedings in Note 3 to the financial statements.

Conventional Property Insurance

Entergy’s conventional property insurance program provides coverage of up to $400 million on an Entergy system-wide basis for all operational perils (direct physical loss or damage due to machinery breakdown, electrical failure, fire, lightning, hail, or explosion) on an “each and every loss” basis; up to $400 million in coverage for certain natural perils (direct physical loss or damage due to earthquake, tsunami, and flood) on an annual aggregate basis; up to $125 million for certain other natural perils (direct physical loss or damage due to a named windstorm and associated storm surge) on an annual aggregate basis; and up to $400 million in coverage for all other natural perils not previously stated (direct physical loss or damage due to a tornado, ice storm, or any other natural peril except named windstorm and associated storm surge, earthquake, tsunami, and flood) on an “each and every loss” basis. The coverage is subject to a $40 million self-insured retention per occurrence for the natural perils of named windstorm and associated storm surge, earthquake, flood, and tsunami; and a $20 million self-insured retention per occurrence for operational perils and all other natural perils not previously stated, which includes tornado and ice storm, but excludes named windstorm and associated storm surge, earthquake, tsunami, and flood.

Transmission substations over $5 million in value are covered property under Entergy’s conventional property insurance, while above-ground transmission lines, poles, and towers are excluded. Entergy also purchases $300 million in terrorism insurance coverage for its conventional property. The Terrorism Risk Insurance Reauthorization Act of 2007 created a government program that provides for up to $100 billion in coverage in excess of existing coverage for a terrorist event.

Leases

As of December 31, 2012, the Business had noncancelable operating leases for buildings and fleets of vehicles, specifically attributed to the Business, with minimum lease payments as follows:

(In thousands)
2013	$4,053
2014	3,881
2015	3,116
2016	2,534
2017 and thereafter	4,551
Total minimum rentals	$18,135

Total rental expenses for all leases amounted to $16.6 million in 2012, $18.1 million in 2011, and $17.2 million in 2010. Rental expense includes an allocation for shared property.

TRANSMISSION BUSINESS OF ENTERGY CORPORATION AND SUBSIDIARIES

NOTES TO THE COMBINED FINANCIAL STATEMENTS

10. BUSINESS SEGMENT INFORMATION

Reportable segments are identified based on the criteria set forth by the FASB regarding disclosures about segments of an enterprise. Reportable segments are determined based primarily on the regulatory environment of operations, geography, and the business activities performed to earn revenues and incur expenses. During the periods presented herein, the Business operated solely as one reportable business segment. The Business is managed on an integrated basis. Historically, Entergy has viewed its Utility operations as one business segment; therefore this presentation is consistent with the historical presentation of Entergy’s reportable segments.

Geographic Areas

For the years ended December 31, 2012, 2011, and 2010, the Business generated no revenue from outside of the United States. As of December 31, 2012 and 2011 the business had no long-lived assets located outside of the United States.